                                                                     Exhibit 12

                   GTE NORTHWEST INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                  (Unaudited)


(Dollars in Millions)                             Three Months Ended
                                                    March 31, 2000
                                                  ------------------
Net earnings available for fixed charges:
  Income from continuing operations                 $         68.0
  Add - Income taxes                                          39.8
      - Fixed charges                                         15.2
                                                    ---------------
Adjusted earnings                                   $        123.0
                                                    ===============

Fixed charges:
  Interest expense                                  $         14.0
  Portion of rent expense representing interest                1.2
                                                    ---------------
Adjusted fixed charges                              $         15.2
                                                    ===============

RATIO OF EARNINGS TO FIXED CHARGES                            8.09